CONTACT: Laurie LaChiusa
                                              Vice President, Investor Relations
                                              and Corporate Communications
                                              225-932-2500




                 THE SHAW GROUP ANNOUNCES FINANCIAL RESULTS FOR
                        THE THIRD QUARTER OF FISCAL 2003

                 Company Takes $8.3 Million After-Tax Write Down
          Revises Earnings Guidance for Fourth Quarter and Fiscal 2004

         Baton Rouge, Louisiana, July 11, 2003 - The Shaw Group Inc. (NYSE: SGR) today announced earnings of $3.1 million or $0.08 per diluted share for the third quarter ended May 31, 2003 after recording an after-tax charge of $8.3 million. Excluding the charge, earnings for the period were $11.4 million or $0.30 per diluted share compared to $26.7 million, or $0.61 per diluted share for the three months ended May 31, 2002.

         The charge relates to the after-tax write-off of investments in marketable securities and accounts and claims receivable from Orion Refining Corporation (Orion) of $7.8 million and other receivables of approximately $500,000. Shaw provided construction services at Orion's Norco, Louisiana refinery in 1998. Orion declared bankruptcy on May 13, 2003. Given the bankruptcy filings, Shaw believes there is minimal chance of recovery.

         Revenues for the third quarter of fiscal 2003 were $824.0 million versus $902.6 million in the prior year's third quarter. The decline in revenues for the quarter is primarily due to a downturn in the market for the construction of gas-fired power plants, partially offset by an increase in revenues generated by the Company's Environmental and Infrastructure division.

         Shaw booked approximately $500 million in new awards during the third quarter. Backlog for the third quarter totaled approximately $5.0 billion, comparable with the second quarter ended February 28, 2003, with approximately 91% of total backlog relating to projects for the domestic market. Approximately 40% of the Company's backlog is expected to be completed within 12 months beginning May 31, 2003.

         J. M. Bernhard, Jr., Shaw's Chairman, President and Chief Executive Officer, commented, "Weak demand for new power plant capacity in the U.S. has created a highly competitive marketplace, which has resulted in a more selective approach to securing work in this sector. We have identified numerous opportunities in air emissions and in nuclear maintenance and modifications. Additionally, we are pursuing new EPC power projects including grassroots facilities in certain markets where capacity is needed. Our strong competitive position and performance track record in these segments bode well for our ability to capitalize on these projects."

         "We are also pleased with the robust bidding and booking activity for our Environmental and Infrastructure segment across all business lines, especially the growing federal services platforms of Facilities Management and Military Housing Privatization," Bernhard concluded.

         For the nine months ended May 31, 2003, the Company reported earnings of $11.7 million, or $0.30 per diluted share. This compares to earnings of $67.0 million, or $1.56 per diluted share, for the nine months ended May 31, 2002. In addition to the charge taken in the third quarter, earnings for the first nine months of fiscal 2003 were negatively impacted by a $19 million after-tax charge recorded in the second quarter relating to the settlement of claims on the completion of two EPC projects.

         Revenues for the nine months ended May 31, 2003 increased approximately 32% to $2.5 billion compared to $1.9 billion in revenues for the same period one year ago. This increase in revenues primarily reflects the acquisition of The IT Group, Inc., which the Company acquired in May 2002. The IT Group acquisition significantly enhanced Shaw's revenues from environmental and infrastructure services and further expanded the Company's capabilities and client base.

         The Company also announced revisions to its earnings and cash flow guidance for the fourth quarter and fiscal year 2004. Earnings for the Company's fourth quarter are estimated to be $0.23 to $0.25 per share, bringing full year guidance to $0.53 to $0.55 per share. For fiscal 2004, diluted earnings per share are expected to be in the range of $1.15 to $1.25.

         "The protracted weakness in the domestic power market and the resultant downturn in our fabrication and manufacturing businesses have adversely affected our margins, which has necessitated a revision to our earnings guidance for the fourth quarter and fiscal 2004," stated Robert L. Belk, Executive Vice President and Chief Financial Officer. "In order to improve cash flow and to achieve greater operational efficiency going forward, we are continuing with the integration of our operations and have identified certain non-core assets for future disposition."

         For fiscal year 2003, Shaw expects earnings before interest, taxes, depreciation and amortization ("EBITDA") to be in the range of $140 to $145 million. The Company also expects to use free cash in the range of $230 to $240 million. For fiscal year 2004, Shaw expects EBITDA to be in the range of $140 to $150 million for fiscal year 2004 and expects to generate free cash in the range of $90 to $110 million.

         This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included at the end of this press release is a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles as well as certain Regulation G disclosures.

         The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for the power, process, environmental, infrastructure and homeland defense markets. The Company is headquartered in Baton Rouge, Louisiana and employs approximately 17,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit the Company's website at www.shawgrp.com.

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company's web-site under the heading "Forward Looking Statement". These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.

                                      # # #

                  REVENUE AND BACKLOG BY INDUSTRY AND GEOGRAPHY

                               Revenue by Industry
                       (Third Quarter Ended May 31, 2003)

                  Power    Generation                $   379.4 million     46 %
                  Environmental & Infrastructure     $   298.8 million     36 %
                  Process Industries                 $   126.0 million     15 %
                  Other Industries                   $    19.8 million      3 %
                                                     ------------------  ------
                  Total                              $   824.0 million    100 %


                              Revenue by Geography
                       (Third Quarter Ended May 31, 2003)

                  United States                      $   705.4 million     86 %
                  Asia/Pacific Rim                   $    52.3 million      6 %
                  Europe                             $    22.3 million      3 %
                  Other North American               $    34.7 million      4 %
                  Other                              $     5.8 million      1 %
                  South America                      $     2.3 million      --%
                  Middle East                        $     1.2 million      --%
                                                     ------------------   -----
                  Total                              $   824.0 million    100 %


                              Backlog by Industry
                                (At May 31, 2003)

                  Environmental & Infrastructure $2,723.0 million 55 % Power Generation
                       Nuclear Power                 $1,142.5 million      23 %
                       Fossil Fuel EPC               $  347.2 million       7 %
                       Other Power                   $  101.5 million       2 %
                  Process Industries                 $  571.1 million      12 %
                  Other Industries                   $   70.0 million       1 %
                                                     -----------------    -----
                  Total                              $4,955.3 million     100 %


                              Backlog by Geography
                                (At May 31, 2003)

                  Domestic                           $4,525.1 million      91 %
                  International                      $  430.2 million       9 %
                                                     ----------------     -----
                  Total                              $4,955.3 million     100 %

                               The Shaw Group Inc.
                      Consolidated Statements of Operations
                    (In thousands, except per share amounts)

                                                            Three Months Ended                 Nine Months Ended
                                                                   May 31,                            May 31,
                                                        ----------------------------     -------------------------------
                                                            2003              2002              2003              2002
Income:
   Revenues                                             $  823,984           902,640     $   2,541,348          1,922,476
   Cost of revenues                                        749,348           816,679         2,342,433          1,706,063
                                                        ----------           -------     -------------          ---------
     Gross profit                                           74,636            85,961           198,915            216,413

General and administrative expenses                         50,360            42,400           149,482            106,334
                                                        ----------           -------     -------------          ---------
Operating income                                            24,276            43,561            49,433            110,079

Interest expense                                            (9,597)           (5,872)          (21,130)           (17,108)
Interest income                                                918             3,972             4,522              9,393
Other income (expense)                                     (11,159)             (661)          (11,126)              (217)
                                                        -----------          --------     -------------         ---------
                                                           (19,838)           (2,561)          (27,734)            (7,932)
                                                        -----------          --------     -------------         ---------
Income before income taxes and earnings (losses)
   from unconsolidated entities                              4,438            41,000            21,699            102,147
Provision for income taxes                                   1,465            14,754             7,161             36,773
                                                        ----------           -------       ------------         ---------
Income before earnings (losses) from
   unconsolidated entities                                   2,973            26,246            14,538             65,374
Earnings from unconsolidated entities (net of taxes)           110               484            (2,874)             1,648
                                                        ----------           -------       ------------         ---------
Net Income                                              $    3,083            26,730       $     11,664            67,022
                                                        ===========          =======       ============         =========


Basic income  per common share:
   Net income available to common shareholders          $    3,083            26,730       $     11,664            67,022
                                                        ==========           =======       =============        =========
   Weighted average common shares                           37,743            40,694             37,967            40,638
                                                        ==========           =======       =============        =========
   Net income per common share                          $     0.08              0.66       $        0.31             1.65
                                                        ==========           =======       =============        =========

Diluted income per common share:
   Net income available to common shareholders          $    3,083            26,730       $      11,664            67,022
   Interest on convertible debt, net of taxes                   --             2,661                  --             7,944
                                                        ----------            ------       -------------         ---------
   Net income for diluted computation                   $    3,083            29,391       $      11,664            74,966
                                                        ==========            ======       =============         =========
   Weighted average common shares                           38,111            48,257              38,405            48,088
                                                        ==========            ======       =============         =========
   Diluted income per common share                      $     0.08              0.61       $        0.30              1.56
                                                        ==========            ======       =============         =========


   RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE

        This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.
A reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP") follows. Although Shaw believes that these non-GAAP financial measures provide useful information to investors about its financial condition and results of operations, this information should be considered supplemental in nature and not as a substitue for financial information prepared in accordance with GAAP. Management's statements regarding the reasons why it believes the presentation of the non-GAAP financial information in this press release provides useful information to its investors, and any other material purposes for which management uses this non-GAAP financial information, are set forth in Shaw's Current Report on Form 8-K to which this press release is attached as an exhibit.

        The ranges of forecasted financial information presented in this press release are based on management's current estimates of those amounts and are subject to change once actual amounts are recorded.

EBITDA

        The Company computes EBITDA as earnings before interest expense, income taxes, depreciation and amortization, earnings (losses) from unconsolidated entities, extraordinary items and the cumulative effects of accounting changes. EBITDA may also exclude certain charges which are considered non-cash charges for the period presented. EBITDA is not a measure of fiancial performance or liquidity under GAAP and should not be considered as a substitute for net income, operating income, net cash provided by operating activities or any other operating or liquidity measure prepared in accordance with GAAP. Other companies may define EBITDA differently and, as a result, Shaw's EBITDA computation may not be comparable to EBITDA or similarly title measures of other companies.

        The following table reconciles EBITDA to net income for the periods presented:

         EBITDA PROJECTIONS
         (in millions)
                                                Fiscal 2003        Fiscal 2003
                                                 Low Range          High Range
                                               --------------    ---------------
           Net income                         $           20    $            21
           Add (deduct):
              Excluded non-cash charges                   32                 32
              Interest expense                            31                 33
              Provision for income taxes                  10                 10
              Depreciation and amortization               44                 46
              (Earnings) losses from
                 unconsolidated entities                   3                  3
                                              --------------     --------------
           EBITDA                             $          140     $          145
                                              ==============     ==============


                                                Fiscal 2004        Fiscal 2004
                                                 Low Range          High Range
                                              --------------      --------------
           Net Income                         $           44      $          48
           Add (deduct):
              Excluded non-cash charges                    -                  -
              Interest expense                            39                 41
              Provision for income taxes                  25                 27
              Depreciation and amortization               33                 35
              (Earnings) losses from
                 unconsolidated entities                 (1)                (1)
                                              --------------     --------------
            EBITDA                            $          140     $          150
                                              ==============     ==============

       Shaw has not provided a reconciliation of EBITDA to net cash provided by operating activities due to the difficulty in identifying changes in the individual working capital components that comprise net cash provided by operating activities.

Free Cash Flow

        In addition to measuring its cash flow generation and usage based on operating, investing and financing activities classifications established under GAAP, Shaw measures its free cash flow. Shaw defines its free cash flow as cash flow from operating activities, less capital expenditures and cash paid for acquisitions, plus proceeds from sales of assets. Free cash flow should not be considered a substitute for cash flow from operating activities, net cash provided by operating activities or any other liquidity measure prepared in accordance with GAAP. Other companies may calculate free cash flow differently; therefore, Shaw's calculation of free cash flow may not be comparable to similarly titled measures of other companies.

        The following table reconciles free cash flow from operating activities for the periods presented:

   FREE CASH FLOW PROJECTIONS
   (in millions)
                                                                 Fiscal 2003            Fiscal 2003
                                                                  Low Range              High Range
                                                               ----------------       ---------------
        Net cash provided by (used in) operating activities    $          (195)       $         (191)
        Purchases of property and equipment                                (27)                  (25)
        Proceeds from sale of assets                                         5                     9
        Investment in subsidiaries, net of cash received                   (23)                  (23)
                                                               ----------------       ---------------
        Free cash flow                                         $          (240)       $         (230)
                                                               ================       ===============

                                                                  Fiscal 2004           Fiscal 2004
                                                                   Low Range             High Range
                                                               ----------------       ----------------
        Net cash provided by (used in) operating activities    $            55        $            65
        Purchases of property and equipment                                (22)                   (18)
        Proceeds from sale of assets                                        57                     63
        Investment in subsidiaries, net of cash received                     -                      -
                                                               ----------------       ---------------
        Free cash flow                                         $            90        $           110
                                                               ================       ===============
